Exhibit 23.1
Consent of Independent Auditor
     We consent to the incorporation by reference in the Registration Statement of ReSearch Pharmaceutical Services, Inc. on Form S-8 (No. 333-151436) of our report dated March 9, 2009, with respect to the consolidated financial statements of Therapharm Recherches Th.R. as of and for the years ended December 31, 2007 and 2006, included in this Current Report on Form 8K/A.
     /s/ McGladrey & Pullen, LLP
     Chicago, Illinois
     March 9, 2009